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                                                                   EXHIBIT 10.25

                                                      [BEND RESEARCH, INC. LOGO]



March 6, 1997



Mr. Volker G. Oakey
President
Consep, Inc.
213 Southwest Columbia
Bend, OR   97702

Re: Reduced R&D Programs obligation under the License Agreement (the "Agreement") dated November 1, 1993 between Consep, Inc. ("Consep") and Bend Research, Inc. ("Bend") for the calendar year 1997.

Dear Volker:

      Pursuant to Paragraph 4.2 of the Agreement, this letter is to confirm our mutual agreement regarding Consep's R&D Program obligation, as set forth in Paragraph 4.1 of the Agreement. Bend agrees with Consep that a reduction in that obligation is needed to maximize the value of our investment in Consep. The R&D Program obligation is, therefore, reduced to one hundred twenty five thousand dollars ($125,000) for the calendar year 1997. Also, during 1997 there is no required portion of the R&D Program obligation that must be spent on biorational products. Except as set forth above, the rights of the parties under the Agreement shall remain unchanged.

      This reduction in Consep's R&D Program obligation does not constitute any intent to reduce that obligation in any subsequent calendar year or to reduce any other Consep obligation during 1997 or any subsequent calendar year.

      If the above accurately reflects your understanding of our mutual agreement, please sign and date the enclosed copy of this letter and return it to me.

Best regards,

/s/  Walter C. Babcock

Walter C. Babcock

Accepted and agreed to:

CONSEP, INC.

By: /s/ Volker G. Oakey           Date: March 13, 1997
   --------------------
        Volker G. Oakey